RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Removal of Certain Sub-Trusts

AMENDMENT NO. 19 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this          day of                     , 2013, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have approved the removal of the 2021 Retirement Distribution Fund – A Shares and 2021 Retirement Distribution Fund – S Shares Sub-Trusts and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such removal shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trusts;

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the removal of the 2021 Retirement Distribution Fund – A Shares and 2021 Retirement Distribution Fund – S Shares pursuant to the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following names in each place where such names appear: “2021 Retirement Distribution Fund – A Shares” and “2021 Retirement Distribution Fund – A Shares.”

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Jonathan Fine

Kristianne Blake	Raymond P. Tennison

Cheryl Burgermeister	Jack R. Thompson

Sandra Cavanaugh	Julie W. Weston

Daniel P. Connealy